As filed with the Securities and Exchange Commission on January 22, 2009
Registration No. 333-155933

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 1
TO
FORM F-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

TELVENT GIT, S.A.
(Exact name of registrant as specified in its charter)

Kingdom of Spain	Not Applicable
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)
Telvent GIT, S.A.
Valgrande, 6
28108, Alcobendas, Madrid, Spain
Tel: (34) 902-33-55-99
(Address and telephone number of registrant’s principal executive offices)
CT Corporation System
111 Eighth Avenue
New York, New York 10011
Tel: (212) 894-8440
(Name, address and telephone number of agent for service)
Copies of all communications, including communications sent to agent for service, should be sent to:
Laura D. Nemeth
Daniel G. Berick
Squire, Sanders & Dempsey L.L.P.
4900 Key Tower
127 Public Square
Cleveland, OH 44114
Tel: (216) 479-8500
Fax: (216) 479-8780

Approximate date of commencement of proposed sale to the public: As soon as practicable after the registration statement becomes effective.
If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, please check the following box. ☑
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment to a registration statement filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		maximum	maximum
		aggregate	aggregate	Amount of
Title of each class of securities	Amount to be	price per	offering	registration
to be registered	registered	share(1)	price(1)	fee
Ordinary shares, nominal value €3.00505 per share	4,847,059	$9.79	$47,452,708	$ 1,865(2)

(1)	Estimated solely for the purpose of computing the amount of the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, on the basis of the average of the high and the low prices ($ 9.99 and $ 9.59 respectively) of the registrant’s ordinary shares as quoted on the NASDAQ Global Select Market on December 3, 2008.

(2)	Previously paid.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PROSPECTUS
SUBJECT TO COMPLETION, DATED                     , 2009
4,847,059 ORDINARY SHARES

     This prospectus relates to the offer for resale, from time to time, by the selling shareholders named in this prospectus of up to 4,847,059 of our ordinary shares, which were sold to the selling shareholders in a private placement completed on October 28, 2008. See “Selling Shareholders” beginning on page 17 for a list of the selling shareholders.
     You should read this prospectus and any prospectus supplement, as well as the documents incorporated or deemed to be incorporated by reference in this prospectus, carefully before you invest.
     The prices at which the selling shareholders may sell shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares in this offering.
     Our shares are traded on the NASDAQ Global Select Market under the symbol “TLVT.” On January 21, 2009, the last reported sale price of our shares, as reported on the NASDAQ Global Select Market, was $14.39 per share.
     Investing in our shares involves a high degree of risk. Before buying any shares, you should read the discussion of material risks of investing in our securities in “Risk Factors” beginning on page 4 of this prospectus.
     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is                     , 2009

     You should rely only on the information included or incorporated by reference in this prospectus prepared by us. We have not authorized anyone to provide information or represent anything other than that included or incorporated by reference in this prospectus. We have not authorized anyone to provide you with different information. If you receive any other information, you should not rely on it. We are not making an offer in any state or jurisdiction or under any circumstances where an offer is not permitted. You should assume that the information in this prospectus is accurate only as of the date on its cover page and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference.
     In this prospectus, “we,” “us,” “our,” the “Company” and “Telvent” refer to Telvent GIT, S.A., a Spanish corporation.
     “Abengoa” refers to Abengoa, S.A. and its subsidiaries except for Telvent GIT, S.A. and its subsidiaries, unless the context otherwise requires.
     “Abengoa Group” refers to Abengoa, S.A. and its subsidiaries, including Telvent GIT, S.A. and its subsidiaries.
     “Latin America” includes Mexico.
     “Matchmind” refers to Matchmind Holding, S.L. and its subsidiaries Matchmind, S.L. and Matchmind Ingenieria de Software, S.L., which Telvent GIT, S.A. acquired effective October 1, 2007.
     “North America” refers to the U.S. and Canada.
     “Shares” and “ordinary shares” refer to Telvent GIT, S.A.’s ordinary shares, nominal value € 3.00505 per share.
     All references to “U.S. Dollars” or “$” in this prospectus are to U.S. dollars, and all references to “Euros” or “€” are to Euros.

PROSPECTUS SUMMARY
     You should read the following summary together with the more detailed information about us, the shares that the selling shareholders may sell from time to time, and our financial statements and the notes to them, all of which appear elsewhere in this prospectus or in the documents incorporated by reference in this prospectus.

Business Summary
     We are an information technology company for a sustainable and secure world that specializes in high value-added real time products, services and integrated solutions to customers in targeted industrial sectors (Energy, Transportation, Environment and Public Administration), as well as Global Services, primarily in Europe, North America, Latin America, the Asia-Pacific region, the Middle-East and Africa. These products and services solutions include systems integration, consulting services, design and engineering services, maintenance services and software that enable our customers to more efficiently manage their operations, business processes and customer services.
     Our mission-critical real-time solutions and applications collect raw data at the field level, transform that data into operational information, and convert the operational information into business intelligence. We are capable of providing solutions to link this business intelligence to our customers’ enterprise information technology systems.
     Our customers include some of the largest energy and utility companies, transportation authorities, a number of government environmental agencies, and local and central governments in our core geographies.
     Our business is organized in three primary ways: across segments, across information technology solutions and across geographic areas.
     Segments: The Company has five reportable operating segments consisting of Energy, Transportation, Environment, Public Administration, and Global Services. The segments are grouped with reference to the types of services provided and the types of clients that use those services. The Company assesses each segment’s performance based on net revenues and gross profit.
•	Energy focuses on real-time IT solutions to better manage energy delivery efficiency. It offers measurement and control systems and services that help manage critical infrastructures and data through highly available and secure solutions in three primary areas: electricity, oil and gas.

•	Transportation provides solutions and services for traffic information and control systems, freeway information and management applications, and automatic fare collection solutions, which through enabling more efficient management of traffic, can reduce emissions of greenhouse gases.

•	Environment focuses on the observation of the weather, the climate, the hydrology and the atmosphere and its impact on different economic sectors together with the provision of technology oriented to enhance the use and management of water resources by water utilities.

•	Public Administration works for the optimization of governmental and regional management, giving a technological and integrated response to the social challenges of global security and sustainability, for all public sectors.

•	Global Services offers an integral technology services model that spans the full life cycle of the client’s Information and Communications Technologies. It comprises consulting, integration and outsourcing and IT infrastructure management services to enable the evolution and control of our customers’ current and future technology needs.
     Real-time IT Solutions: Our mission-critical real-time products and services solutions collect raw data at the field level, transform that data into operational information, and convert the operational information into business intelligence.
     Specific Geographies: We currently focus on the following geographic regions: Europe, North America, Latin America, the Asia-Pacific region, the Middle East and Africa. We started operations in Spain over 40 years ago. While we continue to solidify and grow our presence in Spain, we also have developed a strong presence and expect to continue to grow in North America and Latin America. We also expect to increase our presence in the Asia-Pacific region, the Middle East and Africa and in the rest of Europe.
Corporate Information
     We were incorporated in the Kingdom of Spain as Telvent Desarrollos, S.A. on April 4, 2000, pursuant to the Spanish Corporation Law of 1989, as amended. Our principal executive offices are located at Valgrande, 6, 28108, Alcobendas, Madrid, Spain, and our telephone number is (34) 902-33-55-99. Our address on the Internet is www.telvent.com. The information contained on our website is not incorporated by reference in, and should not be considered part of, this prospectus.
Summary of Offering

Shares offered by selling shareholders:	4,847,059 shares

Shares issued and outstanding as of December 3, 2008:	34,094,159 shares

Use of Proceeds:	We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

NASDAQ Global Select Market Symbol:	TLVT
Recent Developments
     On October 28, 2008, our wholly-owned subsidiary Telvent Export, S.L. (“Telvent Export”), consummated its previously-announced acquisition of all of the issued and outstanding capital stock of DTN Holding Company, Inc. (“DTN”). DTN is a business information service provider providing critical data to key decision makers across the markets it serves, including agriculture, energy and environment. The purchase price paid by Telvent Export for the capital stock of DTN was $245,310,878, being $445,000,000 less the amount of DTN’s existing indebtedness for borrowed money ($220,909,230), plus $21,220,108, being the amount of cash held by DTN and its subsidiaries on the closing date (the “Equity Value”). A portion of the Equity Value equal to $233,166,714 was paid in cash at the closing date and the balance will be paid to certain stockholders of DTN who are DTN employees (the “Employee Stockholders”) on or before December 31, 2011. In addition to the purchase price, the Employee Stockholders have the right to earn a variable premium, or earn out, on the amount of their deferred purchase price, determined based on DTN and its subsidiaries achieving certain accumulated financial targets for the period January 1, 2009 to December 31, 2011.

     We financed the DTN acquisition partially through the proceeds of the private placement of the shares offered by the selling shareholders named in this prospectus; partially through the proceeds of an unsecured loan agreement with Caja de Ahorros y Monte de Piedad de Madrid and ING Belgium S.A., Sucursal en España, in the amount of € 57,500,000; partially through our assumption of DTN’s existing indebtedness for borrowed money in the amount of $220,909,230, and the balance from our own resources and the remaining proceeds of our initial public offering.

RISK FACTORS
     An investment in our shares involves a number of risks. Before deciding to invest in us or to maintain or increase your investment, you should carefully consider the risks described below, in addition to the other information contained in this prospectus or incorporated by reference herein. Many factors could affect our business, financial condition or results of operations, including those resulting from changing economic, political, social, industry, business and financial conditions. The principal risks and uncertainties described below are not the only risks facing us. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also affect our business operations. If any of these risks are realized, our business, financial condition or results of operations could be seriously harmed. In that event, the market price for our shares could decline and you may lose all or part of your investment.
Risks Relating To Our Business
Our business is exposed to the risk that adverse economic conditions in our key geographical areas will reduce the demand for information technology services and solutions.
     Demand for information technology services is dependent on customers’ operations, budgets and overall financial condition. Therefore, demand for our services is highly sensitive to changes in general economic conditions, including our availability of credit, and consolidation among our target customers in our core sectors. In particular, we are sensitive to economic conditions in our Energy and Transportation segments, which constituted 76% of our 2007 revenues. Generalized or localized downturns or inflationary pressures in our key geographical areas could also have an adverse effect on our business and financial condition. This is particularly true in Europe, where, in 2007, 61.9% of our revenues were generated, and in North America where, in 2007, 17.7% of our revenues were generated. As much of our business activity is highly concentrated in Spain, our business and financial condition also is largely dependent upon the general economic conditions in Spain. In addition, if worldwide adverse economic conditions continue or worsen, our expected growth will be adversely affected and revenues could decline.
Difficult conditions in the global capital markets and the economy generally may materially adversely affect our business and results of operations and we do not expect these conditions to improve in the near future

     Our results of operations are materially affected by conditions in the global capital markets and the economy generally, both in the U.S. and elsewhere around the world. The stress experienced by global capital markets that began in the second half of 2007 continued and substantially increased during the third and fourth quarters of 2008. Recently, concerns over inflation, energy costs, geopolitical issues, the availability and cost of credit, the U.S. mortgage market and a declining real estate market in the U.S. have contributed to increased volatility and diminished expectations for the economy and the global capital markets going forward. These factors, combined with volatile oil prices, declining business and consumer confidence and increased unemployment, have precipitated an economic slowdown and fears of a possible recession. The economic instability and uncertainty are affecting the willingness of companies to make capital spending and investment in our information technology products, therefore, these events and the continuing market upheavals may have an adverse effect on our revenues. Even in the absence of a market downturn, we are exposed to substantial risk of loss due to market volatility. Factors such as consumer spending, business investment, government spending, the volatility and strength of the capital markets, and inflation all affect the business and economic environment and, ultimately, the amount and profitability of our business.
     The capital and credit markets have been experiencing extreme volatility and disruption for more than twelve months. In recent weeks, the volatility and disruption have reached unprecedented levels. Continued disruptions, uncertainty or volatility in the capital and credit markets may limit our access to additional capital required to operate our business. Such market conditions may limit our ability to replace, in a timely manner, maturing liabilities and access the capital necessary to grow our business. As a result, we may be forced to delay raising capital, issue shorter-term securities than we prefer, or bear an unattractive cost of capital which could decrease our profitability and significantly reduce our financial flexibility. In addition, these disruptions may limit the ability of potential purchasers of our products and services solutions to obtain financing to purchase our products and services solutions resulting in reduction or cancellations of their spending budgets and decreased revenues for Telvent. Our results of operations, financial condition, and cash flows could be materially adversely affected by continued disruptions in the financial markets.
We are particularly sensitive to risks relating to the uncertainties inherent in government and state-owned company contracts, especially in Europe.
     A substantial percentage of our revenue is derived from services we provide as a contractor or subcontractor on various projects with governmental entities, including state-owned companies. In 2007, 30.4% of our revenues were derived from services we provided to governmental entities. Although a number of government projects for which we serve as a contractor or subcontractor are planned as multi-year projects, governments normally reconsider the funding of these projects on an annual (or more frequent) basis, particularly in the United States. Generally, these governmental entities may change the scope of, terminate or delay these projects at their convenience. The termination of, or a major reduction in the scope of, a major government project could have a material adverse effect on our results of operations and financial condition. In addition, adverse economic changes or slowdowns, changes in government, or political instability in any of the countries and regions in which we operate, particularly in the United States, Spain, Latin America, Asia-Pacific, the Middle-East and Africa, can impact government expenditures on infrastructure projects and, accordingly, could have a material adverse effect on our ability to achieve growth in those geographic areas.
We may not be able to manage effectively our expanding operations or integrate our acquired businesses successfully, which may impede our growth or negatively impact our performance.
     We grew significantly in 2006 and 2007 and completed the acquisition of DTN Holding Company, Inc. on October 28, 2008. Such growth has placed and will place a significant strain on our managerial and operational resources. To accommodate our growth and future acquisitions and also to fulfill our obligations as a U.S. reporting company, we must implement new or upgraded operating and financial systems, procedures and controls throughout many different locations, including processes to address internal controls, trade barriers, foreign corrupt practices and receivables collection. The success of any acquisition we make also will depend on our ability to integrate personnel and acquired assets. These efforts may not be successful. Our failure to expand and integrate these systems and procedures efficiently could cause our expenses to grow and our revenues to decline or grow more slowly than expected. Our inability to integrate successfully any businesses we acquire could cause us not to realize the degree or timing of benefits we expect and would impair our ability to achieve our growth strategy.
We may not be able successfully to extend sales of our solutions into other geographic areas, which may impede our growth.
     Part of our growth strategy is predicated on extending sales in our segments to all of the geographic areas in which we currently operate. There are unique challenges in each geographic location in which we operate and extending the geographical reach of our segments may be more difficult than we anticipate. In addition, in certain of our segments (particularly Transportation), customers are local in nature and thus, to extend our segments into new geographic areas, we will need to develop relationships with new customers. To the extent that we are unable to do so, we may not be able to implement our growth strategy.
We may need additional capital, which, if obtained, could cause us to take steps that could dilute the value of our shareholders’ investments, increase our indebtedness, or both.
     As discussed below under “Risks Relating to Being Part of the Abengoa Group”, our credit arrangements with Abengoa are one of our primary sources of borrowed capital for our working capital or other needs. Abengoa may, at its option, elect not to lend us funds under this arrangement. In addition, Abengoa currently provides us with credit support in connection with some of our performance bonds and some of our lending arrangements and also periodically guarantees our lines of credit and our trade letters of credit with respect to some of our projects. Any refusal or inability of Abengoa to provide us with funding under the credit arrangement or to provide us with guarantees or credit support, because of financial constraints on Abengoa or otherwise, could significantly curtail our ability to access short-term capital and could have a material adverse effect on us. As discussed below under “Risks Relating to the Public Market for Our Shares — A decision by Abengoa, our majority shareholder, regarding the disposition of its holdings in our shares, could adversely affect our operations and the price of and market for our shares”, Abengoa, which holds, indirectly, 63.9% of our shares, has recently announced that, as a result of the interest demonstrated by certain parties, it will commence an analysis of a potential sale of its holdings in our shares. If we were to cease to be a member of the Abengoa group, we cannot assure you that we would be able to replace the credit arrangements we currently have in place with Abengoa with other arrangements on terms equally favorable to us, if at all.
Our ability to obtain new financing to fund working capital, capital expenditures, acquisitions and other needs depends on many factors beyond our control.
     It is possible that as a result of circumstances outside of our control, such as recessions in the key countries or markets in which we do business or instability in the financial markets, such as rapid changes in exchange rates, we may require new external financing in order to fund all of our operating, capital expenditure and investment requirements. Our ability to arrange for such financing and the cost of such financing will be dependent on numerous factors outside of our control, including:
•	general economic and capital market conditions, including exchange rates;

•	the availability of credit from banks or other lenders;

•	investor confidence in us;

•	investor views about the information technology business and the key countries in which we do business; and

•	provisions of tax and securities laws that may be applicable to our efforts to raise capital.
Restrictive covenants in the agreements governing our indebtedness and other  financial obligations may reduce our operating flexibility.
     The agreements governing indebtedness and other financial obligations applicable to us and certain of our subsidiaries contain various negative and affirmative covenants, including the requirement to maintain certain specified financial ratios. These covenants reduce our operating flexibility as they limit our and certain of our subsidiaries’ ability to, among other things: incur additional indebtedness; create or incur liens;  sell assets;  make restricted payments, loans and investments;  liquidate or dissolve the applicable companies; enter into any spin-off, transformation, merger, or acquisition, subject to certain exceptions set for in the applicable agreement; and change the nature or scope of the lines of business.  If we or any of our applicable subsidiaries violate any of these covenants or requirements, a default may result and the ability of our subsidiaries to make distributions to us would be limited. Additionally, a change in control of our ownership would constitute an event of default, an acceleration right and/or a termination right under many of these agreements. As discussed below under “Risks Relating to the Public Market for Our Shares — A decision by Abengoa, our majority shareholder, regarding the disposition of its holdings in our shares, could adversely affect our operations and the price of and market for our shares”, Abengoa, which holds, indirectly, 63.9% of our shares, has recently announced that, as a result of the interest demonstrated by certain parties, it will commence an analysis of a potential sale of its holdings in our shares. We cannot assure you that, in that case, we would be able to replace these agreements on terms as favorable to us, if at all, and our failure to be able to do so could have a material adverse effect on our operations.
We may not be able to implement appropriate hedging strategies to protect against future movements in currency rates between the Euro and the U.S. Dollar and other currencies, which may adversely affect our results of operations.
     We are exposed to foreign exchange risk arising from various currency exposures. In 2007, approximately 68% of our revenues were recorded in Euros, approximately 15% of our revenues were recorded in U.S. Dollars and the remainder was recorded in other currencies. If we fail adequately to hedge any of our foreign currency risk, we could be exposed to adverse foreign exchange rate changes, which could have a material adverse effect on our results of operations and financial condition.
Our relationships with our alliance partners may not be successful, which could adversely affect our business and the implementation of our growth strategy.
     In certain market sectors, we depend on alliances and value-added reseller relationships to generate sales and manage existing projects. We have an agreement with Telvent DMS LLC for Energy Distribution Management Systems, which is an important product in the electricity distribution part of our Energy segment. We also have an agreement with Larson & Tubro in India in the Energy segment. In the U.S. and Canada, we have alliances with the Environmental Systems Research Institute for geographic information systems, OSISoft for data warehousing solutions and Symantec for security-related solutions. These agreements are for renewable one-year terms and are terminable by either party upon notice. If these relationships are not successful or if the agreements are not renewed under favorable terms, our business and growth in those countries could be negatively affected.
Problems with our third-party technology suppliers could create delays in our delivery of products and systems to our customers.
     Some of our software products and systems use sub-products supplied by third-party technology companies such as operating systems, databases, protocols, interfaces, middleware and graphics engines. In these cases we have long-term agreements, usually including royalty payments, to embed these third-party products and functionalities in our products and systems. If we are not successful in maintaining these third-party technology supply agreements, we could encounter delays in our ability to deliver promised functionality to our customers while we investigate and install substitute technologies in our products. These delays could adversely affect our business.
The failure of our mission-critical information technology solutions or our customers’ systems could expose us to liability.
     We provide real-time information management products and services solutions for our customers’ applications that monitor and control mission-critical operational and management functions. In some cases, these systems protect product inventories from problems such as theft, leakage or spills and protect the environment and public safety. Some of our solutions also minimize outage and waste issues. If a customer system experienced a critical failure or outage as a direct result of a defect in one of our products, whether those products are our own or those portions of the product supplied through integrated third-party technology partners, we may be subject to claims for injuries or other damages. Our insurance may not be sufficient or may not apply to any exposure we have resulting from this type of product failure and we may not have adequate recourse against our third-party technology partners.

Our operations depend on our facilities located throughout the world and are subject to risks that could disrupt the services that we provide.
     In providing our services, we operate out of numerous facilities worldwide. Our facilities and operations could be damaged or disrupted by a natural disaster, war, political unrest, terrorist activity, computer viruses or public health concerns. A major catastrophe, such as an earthquake or other natural disaster at any of our sites, or significant political unrest, war or terrorist activity in any of the areas where we conduct operations, could result in a prolonged interruption of, or disruption to, the services we provide to our customers. We may not be able to provide our services in the manner required by our customers if any of the foregoing occur, which would damage our reputation, business and financial condition.
We depend substantially on a limited number of key personnel who would be difficult to replace. If we lose the services of any of these individuals, our business may be adversely affected.
     Our continued growth and success depend in large part on the managerial and technical skills of the members of our senior management, particularly Manuel Sánchez, José Ignacio del Barrio, Francisco Cáceres, Bárbara Zubiría, Manuel Fernández, Carmen Rodríguez, Larry Stack, José Montoya, David Jardine, José María Flores, Ignacio González, Javier Garoz, Dai Yue, Luis Rancé, Marcio Leonardo, Adolfo Borrero, Lidia Garcia Paéz, Aránzazu Caja and Rafael Bago, and the success of our expansion efforts depends on significant management attention to integration and coordination. Any loss of services of any of our senior management may negatively affect our business.
We depend on the services of our technically-skilled employees and may not be able to attract or retain the employees we need.
     During periods in which demand for technically-skilled employees is great, we may experience significant employee turnover. These individuals are in high demand and we may not be able to attract or retain the staff we need, which could adversely affect our businesses.
We may not be able to compete effectively, which would harm our business.
     We compete on our ability to provide innovative solutions to our customers. If we are unable to continue to develop innovative solutions for our customers at competitive prices, we will not be able to compete successfully. There are many companies that provide competing solutions in the business segments and in the geographic areas in which we operate. The competition we face is intense and we expect it to increase in the future. Increased competition could result in:
•	price reductions and lower revenues;

•	loss of customers;

•	lower than anticipated growth; and/or

•	loss of market share.
     In addition, our competitors may develop products and services solutions that are better than ours, that are more appealing to customers or that achieve greater market acceptance. We compete with large engineering and industrial firms and small sector-driven specialized firms on a geographic and customer basis, including General Electric, Honeywell, Affiliated Computer Services Inc., Indra Sistemas, S.A., SICE (Sociedad Ibérica de Construcciones Eléctricas, S.A.) and Transcore Inc. (a subsidiary of Roper Industries). Many of our competitors are larger than we are and have greater financial and marketing resources than we do. Many of our competitors have longer operating histories and greater name recognition than we do. Also, some of our competitors have established offshore operations in countries such as India and China in order to reduce the costs of research and development and engineering services for their projects. These advantages may allow our competitors to respond more quickly to new or emerging technologies, changes in customer requirements or acquisition opportunities than we can and also reduce their costs. It is also possible that new competitors may emerge and acquire significant market share. In addition, we often face significant competition from construction companies that also provide solutions similar to ours. To the extent these construction companies build an infrastructure project, they have an advantage relative to us in competing for the value-added information technology products and services solutions accompanying the infrastructure project.
Our acquisitions and joint venture strategy involve risks and uncertainties that may harm our business or cause it not to perform as expected.
     As part of our business strategy, we continually review potential acquisitions, joint ventures, strategic alliances, or other investments that we expect will complement our existing business. In particular, we plan to continue to rely on potential acquisitions, joint ventures, strategic alliances or other investments to help us fuel our growth by enhancing the value-added products and services solutions that we can offer to our installed customer base. However, we do not know for certain that we will be able to identify suitable joint ventures, acquisitions, alliances or other investments at particular times, or that we will be able to successfully close these transactions.
     In addition, any acquisitions, joint ventures, strategic alliances, or other investments we pursue may result in numerous risks and uncertainties, including:
•	the risks associated with entering geographic or business markets in which we have no or only limited prior experience;

•	the diversion of management attention from our other business concerns;

•	the risk that an acquired business, joint venture, strategic alliance, or investment will not perform as expected or that it will expose us to unforeseen liabilities; and/or

•	the risk that our due diligence reviews of the target business may fail to evaluate accurately the fair value of the assets and liabilities of the target business, which may create disputes with the sellers of the target business and/or require us to record an impairment loss.
     To the extent we recognize goodwill in any acquisition, joint venture or strategic alliance and we later deem that goodwill to be impaired, we will recognize losses that will adversely affect our results of operations and financial condition.
Changes in technology could adversely affect our business and hurt our competitive position.
     The markets for our products and services solutions change rapidly because of changes in customer requirements, technological innovations, new product introductions, prices, industry standards and domestic and international economic factors. New products and technologies may render existing information, technologies, products and services or technology infrastructures obsolete, excessively costly or otherwise unmarketable. If we are unable to introduce and integrate new technologies into our products and services solutions in a timely and cost-effective manner, our competitive position will suffer and our prospects for growth will be impaired. In addition, our strategy to increase our gross margins through increased sales of higher value-added, advanced applications would be impaired.

Our proprietary technology is difficult to protect and unauthorized use of our proprietary technology by third parties may reduce the value of our products and services solutions and brand and may impair our ability to compete effectively.
     Our success and ability to compete depend in large part upon our ability to protect our proprietary technology. While we currently hold or have pending a large number of registered trademarks and product names that we believe reduce the risk of third-party infringement, we currently hold no material patents or registered copyrights, and we rely primarily on a combination of trade secret, copyright and other intellectual property laws, nondisclosure and other contractual agreements, and technical measures to protect our rights in our proprietary technology. These measures may not be sufficient to protect our proprietary technology from third-party infringement and could subject us to increased competition or cause us to lose market share. In addition, these measures may not protect us from the claims of employees and other third parties. We also face risks to the protection of our proprietary technology because our products are sold in markets such as the Asia-Pacific region and Latin America that provide less protection for intellectual property than is provided under U.S. or Spanish laws. Unauthorized use of our intellectual property could weaken our competitive position, reduce the value of our products and services solutions and brand, and harm our operating results.
Labor and employment laws in Spain and other geographic areas in which we operate may make it difficult for us to reduce our workforce if we deem it advisable.
     Approximately 64% of our workforce is located in Spain. With our acquisition of Matchmind in 2007, the number of our employees located in Spain has increased significantly. Spanish law places significant limitations on and imposes a number of procedural requirements for an employer’s ability to reduce its workforce through layoffs or otherwise. These provisions of Spanish law could make it more difficult, expensive and time-consuming for us to reduce our workforce at a time when we consider it in our best interest to do so. In addition, approximately 9.9% of our workforce is located in Latin America and approximately 8.76% of our workforce is located in Canada and approximately 12.5% of our workforce is located in the U.S., where labor and employment laws regarding workforce reductions are more restrictive than is typical in the U.S.
Our business may suffer if we are sued for infringing the intellectual property rights of third parties.
     We are subject to the risk of adverse claims and litigation alleging infringement by us of the intellectual property rights of others. In the future, third parties may assert infringement claims alleging infringement by our current or future products or services solutions. These claims may result in protracted and costly litigation, may subject us to liability if we are found to have infringed third parties’ intellectual property rights, and, regardless of the merits or ultimate outcome, may divert management’s attention from the operation of our business.
We may adopt an equity-based compensation plan that may be dilutive to current shareholders’ ownership interest in our shares or may adversely affect the prevailing market prices for our shares.
     In 2004 and prior years, under a plan established by Abengoa, certain of our employees, including members of our management team, entered into agreements with Abengoa to purchase our shares. In addition, in 2006, members of our senior management participated in a stock purchase plan involving Abengoa’s shares. In the future, we may adopt an equity-based compensation plan that may be dilutive to current shareholders’ ownership interest in our shares or may adversely affect the prevailing market prices for our shares.
Our future results could be adversely affected by an impairment of the value of certain intangible assets.
     The assets listed in our consolidated balance sheet as of September 30, 2008, include, among other things, goodwill valued at approximately $52.0 million and other intangible assets valued at approximately $30.4 million. Such assets will increase after the integration of DTN. The applicable accounting standards require that goodwill is not amortized, but rather is subject to impairment testing annually, or more frequently if impairment indicators are present. Intangible assets that are not considered to have an indefinite useful life are amortized using the straight-line basis over their estimated useful lives. The carrying amount of these assets is reviewed whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of the asset to the future undiscounted cash flows the assets is expected to generate. If the asset is considered to be impaired, the amount of any impairment is measured as the difference between the carrying value and the fair value (usually discounted cash flow) of the impaired asset. If our goodwill was deemed to be impaired in whole or in part due to our failure to achieve our goals, we could be required to reduce or write off such assets, which could have a material adverse effect on our operating results.
Risks Relating to Being Part of the Abengoa Group
Abengoa, our majority shareholder, is in a position to control matters requiring a shareholder vote, and this ownership concentration may adversely affect the market price of our shares as well as the ability of our other shareholders to influence matters subject to shareholder vote.
     Abengoa currently owns, indirectly, 63.9% of our outstanding shares. This concentration gives Abengoa the ability to control all matters submitted for shareholder vote, as well as the ability to call an extraordinary meeting of shareholders (which, under Spanish law, a holder of 5% or more of issued shares can do). At any such meeting, or at our ordinary general meeting of shareholders, as a result of Abengoa’s majority ownership of our shares, Abengoa can and, after the consummation of this offering, will continue to be able to:
•	elect at least a majority of our directors;

•	effect certain amendments to our bylaws and other organizational documents;

•	control our decisions regarding debt incurrence, stock issuance (including the abolition of preemptive rights for specific stock issuances) and the declaration and payments of dividends;

•	control our management; and

•	approve or reject any merger, consolidation or sale of substantially all of our assets.
     This concentration of ownership of our shares could delay or prevent mergers, tender offers or other purchases of our shares. Therefore, this concentration of ownership may adversely affect our share price or the liquidity of our shares. Abengoa may choose to vote in a manner that is not consistent with the desires of the other owners of our shares or in a manner that the other owners of our shares do not consider to be in their best interest. In addition, any significant change in Abengoa’s ownership structure could have a material effect on the manner in which Abengoa exercises its voting power. As of January 21, 2009, approximately 56% of the shares of Abengoa were owned by its majority shareholder, Inversion Corporativa. Because we are a “controlled company” as defined by the rules of the NASDAQ Global Select Market, Abengoa may choose to elect more directors to our board and may choose to appoint directors who are not independent of Abengoa or us to our board or committees of our board.
Our ability to implement our business strategy may be negatively affected by Abengoa’s financial condition, its other business opportunities and its agreements with its lenders.
     Although we are not directly responsible for the repayment of any loans made by third parties to Abengoa, Abengoa’s current credit facility contains and its credit facilities in the future may contain covenants between the Abengoa Group and its lenders which take into account our financial performance and financial condition as a consolidated entity. Some kinds of transactions which we may wish to undertake might require the consent or approval of Abengoa’s lenders in order for Abengoa to avoid a default under its agreement with those lenders because of the indirect restrictions imposed on us by the terms of Abengoa’s credit facility. These indirect restrictions arise out of covenants made by Abengoa in its credit facility that require Abengoa to ensure that none of its subsidiaries, including us, grant security interests in or dispose of assets, make loans or otherwise extend credit, or enter into merger or combination transactions, other than in the ordinary course of their respective businesses. These covenants have the indirect effect of restricting our ability to take any of these actions or engage in any of these transactions, even if we consider them to be in our interest, because Abengoa has agreed with its lenders to ensure that we do not do so. In addition, Abengoa’s credit facility limits Abengoa’s ability to incur debt as calculated on a consolidated basis to include Abengoa and its subsidiaries, including us. These restrictions on Abengoa could have the indirect effect of limiting our ability to incur additional indebtedness when it might otherwise be in our interest to do so. Our ability to implement our business strategy could be affected adversely by Abengoa’s compliance with its obligations under its credit facilities.
As our contracts with Abengoa were negotiated between parties under common control, it is possible we may have been able to obtain better terms from third parties or may not be able to replace them with equally-favorable arrangements.
     Our contracts with Abengoa were negotiated between parties under common control. It is possible that we may have been able to obtain better terms from third parties, and that the terms we received under the contracts with Abengoa may increase our expenses and reduce our net income compared to the terms of contracts we might have obtained from third parties. The most important of these contracts are our credit arrangement and service agreements with Abengoa. Our credit arrangement with Abengoa is one of our primary sources of borrowings. In addition, we recognized revenues in 2007 of € 28.5 million from services that we and our subsidiaries provided to Abengoa, primarily for the provision of communications, IT and related services; and we recognized expenses of € 21.1 million related to services, supplies and leased facilities provided by Abengoa to us. We have not attempted to negotiate similar arrangements with unaffiliated parties and do not know whether third parties would enter into such arrangements with us on more or less favorable terms, if at all. Consequently, if these existing agreements were terminated for any reason, we cannot be certain that we would be able to enter into equally-favorable arrangements with third parties, if at all. Our inability to replace these arrangements on equally-favorable terms could reduce our net income, limit our available borrowings and adversely affect our ability to achieve our growth objectives.
Abengoa is not required to provide any security for funds we lend to it under our credit arrangement and any such loans will be treated as subordinated debt under Spanish law, which may limit our ability to be repaid and impair our financial condition in the event of Abengoa’s insolvency or bankruptcy.
     Under our credit arrangements with Abengoa, we may lend up to € 80.4 million at any one time to Abengoa for a period not to exceed one year. These arrangements are unsecured and may provide Abengoa with funds on a more favorable basis than otherwise available to it from non-affiliated third parties. We may not be repaid or receive the interest we have earned on those funds. Abengoa has significant other indebtedness currently outstanding, some or all of which may be secured or otherwise senior to us upon Abengoa’s insolvency or bankruptcy, which would also make it more difficult for us to be repaid upon any insolvency or bankruptcy. According to Spanish insolvency law, any loan between an insolvent or bankrupt company that forms part of a group and any of its affiliated companies will be considered to be a subordinated loan for the purposes of the bankruptcy or insolvency proceedings. As a result of that subordination, payment of that affiliate loan shall be subject to the prior payment by the insolvent or bankrupt company of its other indebtedness and trade payables that are not expressly subordinated by law. Accordingly, under Spanish law, any money we loan to Abengoa may be considered to be subordinated debt of Abengoa in the event of Abengoa’s insolvency or bankruptcy.

Risks Relating To Our Organization Under Spanish Law
We are a Spanish corporation and it may be difficult to enforce judgments against us in U.S. domestic courts.
     We are a corporation organized under the laws of the Kingdom of Spain. In addition, most of the members of our board of directors and most of our executive officers are residents of, and most of their assets are located in, jurisdictions outside of the U.S. As a result, even though we have appointed CT Corporation System as our agent for service of process, investors may not be able to effect service of process within the U.S. upon us or these persons regarding matters arising under the U.S. securities laws, or to enforce judgments of U.S. courts based upon these laws.
     Our counsel has advised us that it is doubtful that a lawsuit based upon U.S. securities laws could be brought in an original action in Spain and that it is doubtful that a foreign judgment based on the U.S. securities laws could be enforced in Spain. Our counsel has also advised us that the courts of Alcobendas, Madrid, Spain have exclusive jurisdiction for challenging corporate resolutions, while the general rules of jurisdiction and international treaties will apply to any other claims by shareholders against us.
Abengoa can effectively control the timing and amount of any dividends that we pay in the future.
     Our bylaws and Spanish law require shareholder approval in order for us to declare dividends. If we declare dividends in the future, we may not be able to pay them more frequently than annually due to certain provisions of Spanish law. Although we will declare any dividends in Euros as required under Spanish law, we intend to pay dividends in U.S. Dollars. Any holders of our shares outside of the U.S. may incur costs associated with receiving dividends in U.S. Dollars. Our ability to pay any dividends and the effect of any such dividends on our financial position will be affected by changes in exchange rates. The amount of the dividends we may pay will be based on a calculation of our net income in Euros in accordance with Spanish GAAP. Also, Abengoa, our indirect majority shareholder, is, subject to the requirements of Spanish law, effectively in a position to control whether and when we declare any dividends.
The rights and responsibilities of our shareholders are governed by our bylaws and Spanish law and differ in some respects from the rights and responsibilities of shareholders under U.S. laws. In particular, our shareholders do not have appraisal rights in the case of a merger or consolidation.
     The rights and responsibilities of holders of our ordinary shares are governed by our bylaws and by Spanish law. These rights and responsibilities differ in some respects from the typical rights and responsibilities of shareholders in U.S. corporations. For example, under Spanish law, we are required to set aside 10% of our net income as a legal reserve until the balance of the reserve is equivalent to at least 20% of our issued share capital. In addition, Spanish law makes it more difficult for us to pay dividends more frequently than annually and Spanish law does not grant appraisal rights to a corporation’s shareholders who wish to challenge the consideration to be paid upon a merger or consolidation of the corporation.
     At our ordinary general meeting, shareholders are asked to approve the actions of our management, the financial statements of our previous fiscal year and the allocation of our net income and loss (and any other issues that may be presented by the Board). If our shareholders do not approve our Spanish GAAP financial statements, we cannot file our annual accounts with the Mercantile Registry of Madrid. In certain circumstances, if the annual accounts are not registered within one year from the end of the relevant fiscal year, we would be precluded from registering any other resolutions with the Mercantile Registry until we have filed our annual accounts.
     Additionally, pursuant to our bylaws and the Spanish Corporation Law, shareholders have preemptive rights to subscribe for any new shares issued by us, including the ordinary shares. These preemptive rights may be voluntarily waived by our shareholders or may be abolished in certain circumstances if our shareholders pass a resolution at a shareholders’ meeting in accordance with Article 159 of Spanish Corporation Law. Our ability to raise funds through the sale of ordinary shares in the future, our ability to use our ordinary shares to make acquisitions, and our ability to provide management with equity-based compensation, could be adversely affected by these preemptive rights and our ability to have these preemptive rights voluntarily waived or abolished by our shareholders.
Provisions of our bylaws and Spanish law may delay, prevent or make difficult an acquisition of us, which could prevent a change of control and therefore prevent payment of any expected acquisition premium on the price of our shares.
     Provisions of Spanish corporation and tax law may have the effect of delaying, preventing or making it more difficult for another entity to merge with or acquire us. Further, as is the case in civil law jurisdictions generally, a merger or takeover in Spain is subject to substantially more administrative process than would be the case in a typical U.S. jurisdiction. This additional administrative process could protract or make more expensive the process of effecting such a transaction. Under Spanish law, directors of a corporation may be elected to serve for terms of up to six years and we have adopted five-year terms for our directors, although actions taken at the general shareholders’ meeting may result in the directors being removed at any time. As a result of these five-year terms, not all of our directors will be elected each year. This may have the result of delaying or making more expensive an attempt to effect a change of control of our company. Third parties who are otherwise willing to pay a premium over prevailing market prices to gain control of us may be unable or unwilling to do so because of these provisions of Spanish law. This could cause our shares to trade at prices below the price for which third parties might be willing to pay to gain control of us.
Risks Relating to the Public Market for Our Shares
Our shares may be affected by volume fluctuations, may fluctuate significantly in price and our liquidity may be affected by our major shareholder.
     Our shares are currently traded on the NASDAQ Global Select Market. The average daily trading volume of our shares during 2008 was 23,739 shares. The high and low closing price for our shares for the fiscal year ended December 31, 2008 was $28.25 and $7.33, respectively, for the fiscal year ended December 31, 2007 was $29.06 and $14.33, respectively, and for the fiscal year ended December 31, 2006 was $16.30 and $10.76, respectively. Our shares have experienced, and are likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our shares without regard to our operating performance. The price of our shares may fluctuate as a result of a variety of factors beyond our control, including changes in our business, operations and prospects, developments in patents and other proprietary rights and general market and economic conditions.
     Abengoa, our executive officers and certain of our former executive officers own approximately 67.7% of our shares and, consequently, a significant portion of our shares may not be traded frequently, if at all. In addition, the public equity markets have from time to time experienced significant price and volume fluctuations that have affected the market prices of the securities of information technology companies, and which may be unrelated to our operating performance or prospects. Furthermore, our operating results and prospects from time to time may be below the expectations of market analysts and investors. Any of these events could result in a material decline in the prevailing market prices of our shares, and could prevent our shareholders from recouping their investments in our shares or selling their shares at a profit.
Future sales by our shareholders of a substantial number of our shares in the public market could adversely affect the price of our shares.
     If our shareholders sell substantial amounts of our shares, the market price of our shares could fall. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate. The shares that we sold in our initial public offering are eligible for immediate resale in the public market without restrictions, and the shares our affiliated shareholders hold may also be sold in the public market in the future, subject to the restrictions contained in Rule 144 under the United States Securities Act of 1933 (the “Securities Act”) and applicable lock-up agreements and provided that the circumstances in which they are offered or sold in Spain do not constitute an offer of securities under Spanish law. The 4,847,059 ordinary shares that we sold to the selling shareholders are eligible for resale to the public pursuant to the registration statement to which this prospectus forms a part.
A decision by Abengoa, our majority shareholder, regarding the disposition of its holdings in our shares, could adversely affect our operations and the price of and market for our shares.
     Abengoa holds, indirectly, 63.9% of our shares. Abengoa has recently announced that, as a result of the interest demonstrated by certain parties, it will commence an analysis of a potential sale of its holdings in our shares. We cannot provide any assurance as to whether or not Abengoa will determine to sell any or all of our shares that it holds, or the timing of any such sale by Abengoa. The process of evaluating a potential sale by Abengoa of its holdings in our shares, whether or not a sale ultimately is consummated, could divert significant management time and attention away from the operation of our business. The commencement of such a transaction, or the perception that such a transaction may occur, may have an adverse effect on the market price for our shares.
     If Abengoa were to sell its holdings in our shares and we ceased to be a member of the Abengoa group, we cannot assure you that we would be able to replace the service agreements and credit agreements we currently have in place with Abengoa with other arrangements on terms equally favorable to us, if at all, which could have a material adverse effect on our operations. In the event that Abengoa sells some or all of its holdings in our shares to another party, our other shareholders may not be eligible to participate in the sale, and any premium paid by the acquirer for the shares it purchases from Abengoa would not benefit our other shareholders. A potential purchaser of our shares from Abengoa may seek to acquire control of 100% of our outstanding shares through a merger, tender offer, or other “going private” transaction that would permit the acquirer to cause us to cease to be a reporting company and to terminate the listing of our shares on the NASDAQ Global Select Market. We cannot give any assurance as to whether any such transaction is likely to occur, as to the structure of any such transaction, the form of consideration that would be paid to our shareholders in the event such a transaction were to occur, or as to the timing of any such transaction.
You will not be able to trade our shares on any exchange outside the U.S.
     Our shares are only listed in the U.S. on the NASDAQ Global Select Market and we have no plans to list any of our shares in Spain or any other jurisdiction. As a result, a holder of our shares outside the U.S. may not be able to effect transactions in our shares as readily as it could if our shares were listed on an exchange in that holder’s home jurisdiction.
NOTICE REGARDING FORWARD-LOOKING STATEMENTS
     Many statements in this prospectus and the documents incorporated by reference in it contain forward-looking statements that reflect our current expectations and views of future events. These forward-looking statements can be identified by words or phrases such as “may,” “will,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements include, among other things:
•	our anticipated growth strategies in each of the sectors in which we operate;

•	the levels of growth we anticipate in our targeted geographic areas;

•	our future business development, results of operations and financial condition;

•	the success of our research and development activities;

•	our ability to continue to control costs and maintain the quality of our services and solutions;

•	our ability to develop technologically advanced solutions and to execute successfully our real-time process outsourcing programs;

•	risks associated with the financing of “Build-Operate-Transfer” programs;

•	our ability to provide integrated IT solutions;

•	our ability to sell additional products to our existing customer base;

•	our ability to increase our margins through increased sales of higher value-added, advanced applications;

•	our expectations regarding information technology expenditures by our customers;

•	our ability to identify, acquire and integrate complementary businesses;

•	the trend of our customers to outsource more of their mission-critical activities;

•	our expectations regarding the payment of dividends and our future effective tax rate;

•	our ability to grow based upon our relationship with our parent company Abengoa, S.A.;

•	Abengoa’s future activities with respect to us;

•	our ability to retain senior management and other highly-skilled personnel;

•	our ability to increase revenues and operating margins by shifting our product mix; and

•	the importance of our alliances, joint ventures and investments.
     The risk factors described under “Risk Factors” are not exhaustive. Other sections of this prospectus include additional factors that could adversely impact our business and financial performance. Moreover, we operate in an emerging and evolving environment. New risk factors emerge from time to time, and it is not possible for our management to predict all risk factors, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause our actual results to differ materially from those contained in any forward-looking statements. Therefore, we caution you to consider carefully the matters described under the caption “Risk Factors” and certain other matters discussed in this prospectus, the documents incorporated by reference into this prospectus, and any other publicly available sources. You should not rely upon forward-looking statements as predictions of future events. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

USE OF PROCEEDS
     We are registering these shares pursuant to registration rights granted to the selling shareholders. We are not selling any securities under this prospectus and will not receive any proceeds from sales of shares from time to time under this prospectus by the selling shareholders. We have agreed to pay all costs, expenses and fees relating to registering our shares referenced in this prospectus. The selling shareholders will pay any brokerage commissions and/or similar charges incurred for the sale of such shares.
SELLING SHAREHOLDERS
     This prospectus relates to the possible resale or other disposition by the selling shareholders of 4,847,059 of our shares.
     The shares listed below were acquired by the selling shareholders on October 28, 2008 pursuant to separate Securities Purchase Agreements (the “Securities Purchase Agreements”) dated as of September 11, 2008, entered into between us and each of the purchasers named therein (the “Purchasers”). Under the terms of the Securities Purchase Agreements, we sold an aggregate of 4,847,059 of our shares to the Purchasers at a price of $21.25 per share for gross proceeds to us of $103 million. As part of the transaction, we entered into a Registration Rights Agreement with the Purchasers, dated as of September 11, 2008 (the “Registration Rights Agreement”), which contains a covenant by us to register the shares for resale pursuant to a registration statement on Form F-3.
     The following table lists the selling shareholders and presents certain information regarding their beneficial ownership of our shares as well as the number of shares they may sell from time to time pursuant to this prospectus. This table is prepared based on information supplied to us by the selling shareholders, and reflects their holdings as of January 14, 2009. As of January 14, 2009, 34,094,159 of our ordinary shares were issued and outstanding. As used in this prospectus, the term “selling shareholders” includes the entities listed below and any donees, pledges, transferees or other successors in interest selling shares received after the date of this prospectus from any of the selling shareholders as a gift, pledge or other transfer.
     Other than as discussed in the footnotes below, none of the selling shareholders has otherwise had, within the past three years, any position, office or other material relationship with our company.

			Shares Offered		Percentage of
	Shares Owned		Pursuant to this	Shares Owned	Shares Owned
Name and Address of Selling Shareholders	Prior to Offering		Offering	After Offering	After Offering
Telvent Corporation, S.L. Valgrande, 6 28108 Alcobendas Madrid, Spain	19,542,870	(1)	3,576,470	15,966,400	46.83%

Waddell & Reed Advisors Funds, Inc. Science & Technology Fund 6300 Lamar Overland Park, KS 66202	2,135,930	(2)	808,200	1,327,730	3.89%

Ivy Funds, Inc. Science & Technology Fund 6300 Lamar Overland Park, KS 66202	541,100	(2)	260,000	281,100	0.82%

		Shares Offered		Percentage of
	Shares Owned	Pursuant to this	Shares Owned	Shares Owned
Name and Address of Selling Shareholders	Prior to Offering	Offering	After Offering	After Offering
Ivy Funds VIP Science & Technology (formerly W&R Target Funds, Inc. Science and Technology Portfolio) 6300 Lamar Overland Park, KS 66202	292,071 (2)	108,271	183,800	0.54%

Greentech 21st Century Master Fund Ltd. 152 West 57th Street, 34th floor New York, NY 10019	94,118	94,118	0	0.00%

(1)	Telvent Corporation, S.L. is a wholly-owned subsidiary of Abengoa. Telvent Corporation is not a broker dealer and is not affiliated with any broker dealers. Miguel Angel Jiménez-Velasco, as authorized representative, exercises voting rights and dispositive powers over the shares. Mr. Jiménez-Velasco disclaims beneficial ownership of the shares. The amount shown does not include an additional 2,234,600 shares that are held by Siema AG, which is also a wholly-owned subsidiary of Abengoa.

(2)	Each of these selling shareholders is an open-end investment company or other managed account that is advised or sub-advised by Waddell & Reed Investment Management Company (“WRIMCO”) or Ivy Investment Management Company (“IICO”), investment advisory subsidiaries of Waddell & Reed Financial, Inc. (“WDR”). Waddell & Reed Inc. (“WRI”) is a registered broker dealer and a registered investment advisor that conducts financial planning for individual clients that typically invest in registered investment companies. WRI is engaged primarily as the principal distributor and/or underwriter of shares of the registered investment companies for which WRIMCO acts as an investment advisor. These registered investment companies include Waddell & Reed Advisors family of mutual funds, Waddell & Reed InvestEd Portfolios, Inc. and the W&R Target Funds, Inc. whose investment portfolios underlie variable annuity contracts and variable life insurance policies issued by third-party insurance companies. Ivy Funds Distributor, Inc. (“IFDI”) is a registered broker dealer and is engaged primarily as the principal distributor and/or underwriter of shares of the registered investment companies for which IICO acts as an investment advisor. These registered investment companies include the Ivy Funds and Ivy Funds, Inc. Both WRI and IFDI are members of the Financial Industry Regulatory Authority.
According to a joint schedule 13G, filed on February 1, 2008 by WRIMCO, WRI, IICO, IFDI, and WDR, they are, in addition to the shares held by these selling shareholders, the owners of a total of 1,624,600 additional shares:

WDR:	1,624,600	(indirect)
IFDI:	1,389,100	(indirect)
WRI:	1,389,100	(indirect)
WRIMCO:	1,389,100	(direct)
IICO:	235,500	(direct)
According to the joint schedule 13G, such securities are beneficially owned by one or more open-end investment companies or other managed accounts which are advised or sub-advised by IICO or WRIMCO. The investment advisory contracts grant IICO and WRIMCO all investment and/or voting power over securities owned by such advisory clients. The investment sub-advisory contracts grant IICO and WRIMCO investment power over securities owned by such sub-advisory clients and, in most cases, voting power. Any investment restriction of a sub-advisory contract does not restrict investment discretion or power in a material manner. At the time each of these selling shareholders purchased the shares offered hereby, they represented to us that they were making such purchases in the ordinary course of its business and had no agreements or understandings, directly or indirectly, with any person to distribute the shares offered hereby. Matt Norris, Vice President, Head of Research of both IICO and WRIMCO, exercises voting rights and dispositive powers over the shares. Mr. Norris disclaims beneficial ownership of the shares.
According to the joint schedule 13G, IICO, WRIMCO WRI, IFDI and WDR are of the view that they are not acting as a “group” for purposes of Section 13 (d) under 1934 Act. Indirect “beneficial ownership” is attributed to the respective parent companies solely because of the parent companies’ control relationship to WRIMCO and IICO.
(3) Greentech 21st Century Master Fund Ltd. is not a broker dealer and is not affiliated with any broker dealers. Hilary Kramer, Greentech’s Chief Investment Officer, exercises voting rights and dispositive powers over the shares. Ms. Kramer disclaims beneficial ownership of the shares.
PLAN OF DISTRIBUTION
     We are registering the shares to permit their resale by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares. We will bear all fees and expenses incident to our obligation to register the shares.
     The selling shareholders may sell all or a portion of the shares beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,
•	on any national securities exchange or quotation service on which the shares may be listed or quoted at the time of sale;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	through the writing of options, whether such options are listed on an options exchange or otherwise;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales;

•	sales pursuant to Rule 144;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.
     If the selling shareholders effect such transactions by selling shares to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares in the course of hedging in positions they assume. The selling shareholders may also sell shares short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares to broker-dealers that in turn may sell such shares.
     The selling shareholders may pledge or grant a security interest in some or all of the shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors-in-interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.
     The selling shareholders and any broker-dealer participating in the distribution of the shares may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.
     Under the securities laws of some states, the shares may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states, the shares may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.
     There can be no assurance that any selling shareholders will sell any or all of the shares registered pursuant to the shelf registration statement of which this prospectus forms a part.
     The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.
EXPENSES OF THE OFFERING
     We will pay all expenses of the registration of the shares pursuant to the Registration Rights Agreement, estimated to be $141,000 in total, including, without limitation, Securities and Exchange Commission filing fees and expenses of compliance with state securities or “blue sky” laws, auditor fees; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the Registration Rights Agreement, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act, that may arise from any written information furnished to us by the selling shareholders specifically for use in this prospectus, in accordance with the Registration Rights Agreement, or we may be entitled to contribution.
     Once sold under the shelf registration statement of which this prospectus forms a part, the shares will be freely tradable in the hands of persons other than our affiliates.
PRICE RANGE OF OUR SHARES
     Our shares are traded on the NASDAQ Global Select Market under the symbol “TLVT.” The following table sets forth the high and low Closing sales prices of our shares for each period indicated as reported on the NASDAQ Global Select Market.

Period	High	Low
	(U.S. dollars)
Year Ended December 31, 2006
First Quarter	$15.19	$10.76
Second Quarter	$16.30	$10.95
Third Quarter	$14.88	$12.61
Fourth Quarter	$14.87	$12.40

Period	High	Low
	(U.S. dollars)
Year Ended December 31, 2007
First Quarter	$19.70	$14.33
Second Quarter	$28.34	$17.70
Third Quarter	$28.06	$21.51
Fourth Quarter	$29.06	$24.09

Year Ended December 31, 2008
First Quarter	$27.96	$19.72
Second Quarter	$28.25	$23.69
Third Quarter	$24.91	$17.90
Fourth Quarter	$19.94	$7.33
          On January 21, 2009, the closing price of our shares on the NASDAQ Global Select Market was $14.39.
EXPERTS
     Our consolidated financial statements as of and for the years ended December 31, 2007 and 2006 incorporated by reference in this prospectus have been so incorporated in reliance on the audit report of Deloitte, S.L., an independent registered public accounting firm, given the authority of said firm as experts in auditing and accounting. Deloitte, S.L. is a member firm of Deloitte Touche Tohmatsu.
     The consolidated financial statements as of and for the year ended December 31, 2005 incorporated in this Prospectus by reference to the Annual Report on Form 20-F for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers Auditores, S.L., an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.
     The consolidated financial statements of DTN Holding Company, Inc. as of and for the year ended December 31, 2007 are incorporated in this Prospectus by reference from Exhibit 15.1 to the Company’s Form 6-K/A filed with the Securities and Exchange Commission on December 4, 2008, have been audited by Deloitte & Touche LLP, Independent Auditors, as stated in their report which is incorporated herein by reference and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.
LEGAL MATTERS
     The validity of the shares being offered by this prospectus will be passed upon for us by Lidia Garcia Páez, Internal Legal Counsel of Telvent GIT, S.A.
WHERE YOU CAN FIND ADDITIONAL INFORMATION
     We have filed with the Securities and Exchange Commission a registration statement on Form F-3 under the Securities Act, including relevant exhibits and schedules under the Securities Act with respect to the ordinary shares to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement and its exhibits for further information with respect to us and our shares. Some of these exhibits consist of documents or contracts that are described in this prospectus in summary form. You should read the entire document or contract for the complete terms. You may read and copy the registration statement and its exhibits at the Securities and Exchange Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. In addition, the Securities and Exchange Commission maintains an Internet website at www.sec.gov from which you can electronically access the registration statement and its exhibits.
     We are subject to the reporting requirements of the Exchange Act applicable to foreign private issuers. As a “foreign private issuer,” we are subject to reduced reporting obligations as compared with U.S. domestic reporting company. Because we are a foreign private issuer, the Securities and Exchange Commission’s rules do not require us to deliver proxy statements or to file quarterly reports on Form 10-Q, among other things. In addition, our “insiders” are not subject to the Securities and Exchange Commission’s rules that prohibit short-swing trading. Our annual consolidated financial statements are certified by an independent registered public accounting firm. As a foreign private issuer whose shares are listed on the NASDAQ Global Select Market, we are permitted to follow certain home country corporate governance practices instead of certain requirements of the NASDAQ Marketplace Rules, including the composition of our board of directors, director nomination procedure, compensation of officers, distribution of annual reports to shareholders, and quorum at shareholders meetings. In addition, we may follow Spanish law instead of the NASDAQ Marketplace Rules that require that we obtain shareholder approval for certain dilutive events, such as for the establishment or amendment of certain equity based compensation plans, an issuance that will result in a change of control of us, certain transactions other than a public offering involving issuances of a 20% or more interest in our company and certain acquisitions of the stock or assets of another company.
     Even though we are a foreign private issuer, we have agreed with the underwriters of our initial public offering:
•	no later than the last date upon which such document is required to be filed, or as soon before as is reasonably practicable, to file with the Securities and Exchange Commission and post on our website for at least three years a Form 20-F, which filing will include financial statements prepared and presented in accordance with U.S. GAAP;

•	no later than 60 days following the end of each of the first three fiscal quarters of each fiscal year, or as soon thereafter as is reasonably practicable, to furnish to the Securities and Exchange Commission and post on our website for at least three years a quarterly Form 6-K, which submission will include financial statements prepared and presented in accordance with U.S. GAAP and will include substantially the same information as required by a Form 10-Q including Management’s Discussion and Analysis of Financial Condition and Results of Operations;

•	to mail to our shareholders an English-language version of the notices of our annual meetings that we are required to publish under Spanish law; and

•	to furnish to the Securities and Exchange Commission and post on our website for at least three years, within 10 business days, or as soon thereafter as is reasonably practicable, when a Form 8-K would be required to be filed by a U.S. reporting company, a Form 6-K relating to any of the following: (a) entry into or termination of material agreements not made in the ordinary course of business, (b) creation of a material direct financial obligation or a material obligation under an off-balance sheet arrangement, as well as triggering events that accelerate or increase direct or off-balance sheet obligations, (c) material costs associated with exit or disposal activities, (d) material impairments, (e) notice of delisting or failure to satisfy listing standards, (f) non-reliance on previously-issued financial statements, related audit reports or completed interim reviews, (g) resignations of a director for any reason, (h) the election of a new director, (i) the appointment or departure of a principal officer, (j) any change in our fiscal year, (k) any amendments to our bylaws, (l) any unregistered sales of our equity securities, (m) any material modifications to rights of holders of our securities, (n) our bankruptcy, insolvency or “concurso,” (o) completion of an acquisition or disposition of assets, (p) any release of material information regarding results of operation and financial condition, (q) any change in control of us, (r) any change in our accountant, (s) any amendment or waiver of our code of ethics and (t) any financial statements of acquired businesses and pro forma financial information (provided that such information is not required to be presented in U.S. GAAP).
     To the extent any filing requirements of the Securities and Exchange Commission are modified in the future, we have also agreed to endeavor to provide such documents as are appropriate given the change in filing requirements. Our agreement with the underwriters in our initial public offering does not subject us to Securities and Exchange Commission enforcement action in the event of our non-compliance.
     We also maintain an Internet website at www.telvent.com. The information contained on our website is not incorporated by reference in, and should not be considered part of, this prospectus.
INCORPORATION BY REFERENCE
     The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to other documents which we have filed or will file with the Securities and Exchange Commission. The information incorporated by reference is considered to be part of this prospectus. We are incorporating by reference in this prospectus the documents listed below and all amendments or supplements we may file to such documents, as well as any future filings we may make with the Securities and Exchange Commission on Form 20-F under the Exchange Act before the time that all of the securities offered by this prospectus have been sold or de-registered.
•	Our Annual Report on Form 20-F for the fiscal year ended December 31, 2007 filed with the Securities and Exchange Commission on March 10, 2008;

•	Our Reports on Form 6-K submitted to the Securities and Exchange Commission on May 22, 2008 (Accession No. 0000950152-08-004213), September 26, 2008 and December 8, 2008; and

•	Our Report on Form 6-K/A submitted to the Securities and Exchange Commission on December 4, 2008.
     In addition, we may incorporate by reference into this prospectus any of our reports on Form 6-K filed after the date of this prospectus (and before the time that all of the securities offered by this prospectus have been sold or de-registered) if we identify in the report that it is being incorporated by reference in this prospectus.
     You may request a copy of any and all of the information that has been incorporated by reference into this prospectus and that has not been delivered with this prospectus at no cost. Requests may be written or oral and should be directed to Lidia Garcia Paéz at Telvent GIT, S.A., Valgrande, 6, 28108, Alcobendas, Madrid, Spain, or by calling (34) 902-33-55-99.
ENFORCEABILITY OF CIVIL LIABILITIES
     We are a corporation organized under the laws of the Kingdom of Spain and our constituent documents do not contain provisions requiring that disputes, including those arising under the securities laws of the U.S., between us, our officers, directors and shareholders be arbitrated. In addition, most of the members of our board of directors and most of our executive officers are residents of, and most of their assets are located in, jurisdictions outside of the U.S. As a result, even though we have appointed CT Corporation System as our agent for service of process, investors may not be able to effect service of process within the U.S. upon us or these persons regarding matters arising under the U.S. securities laws, or to enforce judgments of U.S. courts based upon these laws.
     Our counsel has advised us that it is doubtful that a lawsuit based upon U.S. securities laws could be brought in an original action in Spain and that it is doubtful that a foreign judgment based on the U.S. securities laws could be enforced in Spain. Our counsel has also advised us that the courts of Alcobendas, Madrid, Spain have exclusive jurisdiction for challenging corporate resolutions, while the general rules of jurisdiction and international treaties will apply to any other claims by shareholders against us.

4,847,059 ORDINARY SHARES

PROSPECTUS

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 8. Indemnification of Directors and Officers
     Under Spanish law, our directors shall be liable to the company, the shareholders and the creditors of the registrant for any damage they cause through acts or omission contrary to the law or our bylaws, or through acts or omissions carried out breaching the duties inherent to holding a director position. Any other person acting as a director in fact shall be personally responsible on this basis as well. The registrant maintains an insurance policy that protects its officers and directors from liabilities incurred as a result of actions taken in their official capacities.
Item 9. Exhibits

Exhibit
Number	Description

4.1	Form of Stock Certificate of Telvent GIT, S.A.; previously submitted as Exhibit 4 to the Registrant’s Form F-1 filed with the Securities and Exchange Commission on October 4, 2004 and incorporated herein by reference.

4.2*	Form of Purchase Agreement, dated September 11, 2008, by and between Telvent GIT, S.A. and the investors identified on Schedule A thereto.

4.3*	Form of Registration Rights Agreement, dated September 11, 2008, by and between Telvent GIT, S.A. and the investors identified on Schedule A thereto.

4.4*	Registration Rights Agreement, dated September 11, 2008, by and between Telvent GIT, S.A. and Telvent Corporation, S. L.

5	Opinion of Lidia Garcia Paéz with respect to the legality of the securities being registered hereunder.

23.1*	Consent of Deloitte, S.L., Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers Auditores, S.L., Independent Registered Public Accounting Firm.

23.3*	Consent of Deloitte & Touche LLP, Independent Auditors.

23.4	Consent of Lidia Garcia Paéz (included in Exhibit 5 hereto).

24*	Powers of Attorney (included in the signature page to the registration statement).

*	Previously filed.

II-1

Item 10. Undertakings
     The undersigned registrant hereby undertakes as follows:
          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the registration statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the registration statement is on Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed or furnished to the Securities and Exchange Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.
          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
          (4) To file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.
          (5)
     (A) Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and
     (B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date;
          (6) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (7) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.
          (8) Insofar as indemnification for liabilities arising under the Securities Act of 1933, may be permitted to directors, officers and controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

II-2

SIGNATURES
          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this amendment no.1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Madrid, the Kingdom of Spain, on January 21, 2009.

TELVENT GIT, S.A.

By:	/s/ Manuel Sánchez

Name: Manuel Sánchez
Title: Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this amendment no. 1 has been signed by the following persons in the capacities indicated below on January 21, 2009.

Signature	Title

/s/ Manuel Sánchez* Manuel Sánchez	Director, Chairman and Chief Executive Officer (Principal Executive Officer) and Authorized Representative in the United States

/s/ Bárbara Zubiría Bárbara Zubiría	Chief Financial Reporting Officer (Principal Financial and Accounting Officer)

/s/ HRH Carlos de Borbón* HRH Carlos de Borbón	Director

/s/ Miguel Cuenca* Miguel Cuenca	Director

/s/ Eduardo Punset* Eduardo Punset	Director

/s/ José B. Terceiro* José B. Terceiro	Director

Signature	Title
/s/ Cándido Velázquez-Gaztelu* Cándido Velázquez-Gaztelu	Director

/s/ Bernardo Villazán* Bernardo Villazán	Director

/s/ Emilio Cassinello* Emilio Cassinello	Director

/s/ José Manuel Fernández* José Manuel Fernández	Director

/s/ Javier Salas* Javier Salas	Director

*By:	/s/ Manuel Sánchez Manuel Sánchez
Attorney-in-Fact

EXHIBIT INDEX

Exhibit
Number	Description

4.1	Form of Stock Certificate of Telvent GIT, S.A.; previously submitted as Exhibit 4 to the Registrant’s Form F-1 filed with the Securities and Exchange Commission on October 4, 2004 and incorporated herein by reference.

4.2*	Form of Purchase Agreement, dated September 11, 2008, by and between Telvent GIT, S.A. and the investors identified on Schedule A thereto.

4.3*	Form of Registration Rights Agreement, dated September 11, 2008, by and between Telvent GIT, S.A. and the investors identified on Schedule A thereto.

4.4*	Registration Rights Agreement, dated September 11, 2008, by and between Telvent GIT, S.A. and Telvent Corporation, S. L.

5	Opinion of Lidia Garcia Paéz with respect to the legality of the securities being registered hereunder.

23.1*	Consent of Deloitte, S.L., Independent Registered Public Accounting Firm.

23.2*	Consent of PricewaterhouseCoopers Auditores, S.L., Independent Registered Public Accounting Firm.

23.3*	Consent of Deloitte & Touche LLP, Independent Auditors.

23.4	Consent of Lidia Garcia Paéz (included in Exhibit 5 hereto).

24*	Powers of Attorney (included in the signature page to the registration statement).

*	Previously filed.